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Exhibit 10.28

                   [LETTERHEAD OF PRINCETON VIDEO IMAGE, INC.]


February 27, 2001

Mr. James Crofton
Vice President & Chief Financial Officer
Sarnoff Corporation
201 Washington Road
CN5300
Princeton, NJ 08543-5300

         Re: Amendment of Research Agreement, dated as of November 1, 1990 as amended as of December 31, 1993 and June 26, 1995, between David Sarnoff Research Center ("Sarnoff") and Princeton Electronic Billboard, now known as Princeton Video Image, Inc. ("PEB" or "PVI")

Dear Jim:

This letter is to confirm our agreement to amend the above-referenced Research Agreement to extend by three months the period during which minimum quarterly royalty payments may be made either in cash or stock at the company's option. Accordingly, the last paragraph of Article VII, paragraph 4(b) of the Agreement, is hereby amended to read, in its entirety, as follows:

                  The minimum quarterly royalty payment to maintain the licenses in the Sarnoff Property in effect beginning one quarter after January 1, 1999 shall be One Hundred Thousand Dollars ($100,000) for the Exclusive Field defined in Article I, paragraph 1. For the first two (2) years and three (3) months, PEB shall have the option of paying the minimum royalty in cash or in PEB stock at its last issue price. There shall be no minimum royalties outside the Exclusive Field.

If you would kindly indicate your agreement to the amendment by signing the acknowledgment below, we would be most appreciative.

Very truly yours.

/s/ Lawrence L. Epstein
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Lawrence L. Epstein
Vice President and Chief Financial Officer

Agreed and Accepted

Sarnoff Corporation

By: /s/ James Crofton
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Its: Sr. VP & CFO
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